Sub-Item 77K:  Changes in Registrants certifying accountant

Following a conditional action by the Board of Trustees of Martin Currie Business Trust (the Trust) on April 25, 2012, the Trust acted to dismiss PricewaterhouseCoopers LLP (PwC) and engaged Ernst & Young LLP (E&Y) as the Trusts independent registered public accounting firm, effective as of May 10, 2012, with respect to the fiscal year ended April 30, 2012. The reports of PwC on the Trusts financial statements for the previous two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and any subsequent interim period preceding PwCs dismissal, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such years. At no time during the two most recent fiscal years or any subsequent interim period did any of the events enumerated in paragraphs (1)(v)(A) through (D) of item 304(a) of Regulation S-K occur.

At no time during the two most recent fiscal years or any subsequent interim period did the Trusts management consult E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

The Trust has provided PwC with a copy of these disclosures and has requested that PwC furnish a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated June 28, 2012, is filed as an exhibit to this Form N-SAR.